GLOBAL ENERGY
Alternative Energy Solutions

May 6, 2007

Mr. Yossi Raz
12 Norit st. Haifa 34654

Re: Consulting service agreement.

Following is the consulting service agreement between Mr. Yossi Raz (YR) and Global Energy Inc (GE)
520-1122 Mainland st, British Colombia, Vancouver, Canada.

1.	Yossi Raz	Independent consultant, YR or a company controlled by YR.
2.	Consulting services	YR will consult GE in the field of project development in the world. YR will receive his tasks from GE management and will report to the CEO as requested and the Board of Directors in a board meeting as may be required. Project development will include: identifying of the project which comply with the mission of GE, and work it out though all the development stages including: site, permits, technology, engineering, budget etc. On every project the actual task will be define prior the development of the project initial start or during the development process as the case may be. GE recognize the fact that YR has other obligations and his obligation to fulfill this agreement will be on a part time basis.
3.	Monthly retainer	YR will receive $5,000 per month for the above services payment will be against invoice.
4.	Travel expenses	GE will cover YR out of pocket and travel expenses for every task agreed in writing before. Expenses will be: office, printing typing, travel cost, flights, land transportation, hotels, and food. Travel expenses will be budget for each task.
5.	Success fee	
	a. agreement with Koch	YR introduces the Alphakat technology to

		GE. GE intends to invest in Koch business in several scenarios that may be structure in different ways. This section will underline the general understanding for success fee with Koch: I. It is agreed of no double payments, if YR will receive fee from Koch than GE will not pay for the same job. II. For initial down payment of Euro 500,000 for countries exclusive rights YR will be entitle to Euro 30,000. This amount will bear the same ratio of 6% for payments and adjusted total sum that will be agreed with Koch. III. For investment of money to purchase shares in Alphakat (Koch Company) YR will be entitled to 2% of the investment
	b. Project based on Koch technology	YR will be entitled for success fee for completion of project developed as his task as follows. I. Project size of investment cost of 0 million – 3 million $US, 5% of project investment cost. II. Project size of investment cost of 3 million – 10 million $US, 3% of project investment cost. III. Project size of investment cost of 10 million – 20 million $US, 1.5% of project investment cost. IV. Project size of investment cost of 20 million and up $US1.0% Payment will be in three installments first payment will be proportionally together with any down payment payed to Koch or his company the rest of the fee will be paid in two equal installments 50% upon financial closing and 50% upon project completion (COD)
	c. Project base on other technology	As define in section b. above.
6.	Duration of the agreement	The agreement will be for 12 month, the

		parties have the right to renew the agreement for another 12 month, with 60 days notice and mutual agreement. Both parties keep the right to terminate this agreement with in 60 days notice.
7.	First day of consulting service	The first day of consulting service will upon: I. agreement signed with Koch, and or II. agreement signed with Mr. Sabo, and or III. Identifying the first project to be developed by YR. IV. When one or both of the agreements will be signed GE will compensate YR for his time by 4000$

Global Energy

Asi Shalgi

CEO

Consultant

Yossi Raz

This agreement contains 3 pages.